      As filed with the Securities and Exchange Commission on May 14, 1997

                                                    Registration No. 333-_______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                   VANS, INC.
             (Exact name of registrant as specified in its charter)

               Delaware                                   33-0272893
    (State or other jurisdiction of        (I.R.S. Employer Identification No.)
    incorporation or organization)

                             15700 Shoemaker Avenue
                       Santa Fe Springs, California 90670
                                 (562) 565-8267
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Craig E. Gosselin
                       Vice President and General Counsel
                                   VANS, INC.
                             15700 Shoemaker Avenue
                       Santa Fe Springs, California 90670
                                 (562) 565-8267
  (Name and address, including zip code, and telephone number, including area code, of agent for service)


    Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement is declared effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ] __________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED         PROPOSED
TITLE OF EACH CLASS                                                  MAXIMUM          MAXIMUM
OF SECURITIES                                      AMOUNT TO         OFFERING PRICE   AGGREGATE        AMOUNT OF
TO BE REGISTERED                                   BE REGISTERED     PER SHARE        OFFERING PRICE   REGISTRATION FEE(2)
-------------------                                -------------     ---------        --------------   -------------------
Common Stock, $.001 par value ("Common Stock"),
issuable in exchange for certain common
shares of Global Accessories Limited............  250,000 shares(1)    $12.75          $3,187,500          $956.25
--------------------------------------------------------------------------------------------------------------------------

(1) See "Selling Stockholders" for a determination of the aggregate shares of Common Stock to be registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers an indeterminate number of shares of Common Stock that may become issuable pursuant to certain anti-dilution adjustments.

(2) Computed pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the last sale price of the Common Stock, as reported on the Nasdaq Stock Market on May 12, 1997.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   VANS, INC.
                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-3


         ITEM NUMBER AND HEADING IN
       FORM S-3 REGISTRATION STATEMENT                             HEADING IN PROSPECTUS
  -----------------------------------------------------     -----------------------------------
  1. Forepart of the Registration Statement and
     Outside Front Cover Page of Prospectus............    Outside Front Cover Page

  2. Inside Front and Outside Back Cover Pages of
     Prospectus........................................     Inside Front Cover Page and Outside
                                                            Back Cover Page

  3. Summary Information, Risk Factors, and Ratio
     of Earnings to Fixed Charges......................     The Company; Risk Factors

  4. Use of Proceeds...................................     Use of Proceeds

  5. Determination of Offering Price...................     Not applicable

  6. Dilution..........................................     Not applicable

  7. Selling Security Holders..........................     Selling Stockholders

  8. Plan of Distribution..............................     Plan of Distribution

  9. Description of Securities to be Registered........     Not applicable

 10. Interests of Named Experts and Counsel............     Legal Matters

 11. Material Changes..................................     Not applicable

 12. Incorporation of Certain Information by
     Reference.........................................     Incorporation of Certain Documents by Reference

 13. Disclosure of Commission Position on
     Indemnification of Securities Act Liabilities.....     Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PROSPECTUS          SUBJECT TO COMPLETION, DATED MAY 14, 1997

================================================================================


                                   VANS, INC.

                         250,000 Shares of Common Stock
                           $.001 par value per share

         The shares of Common Stock, $.001 par value ("Common Stock"), of Vans, Inc. (the "Company") offered hereby (the "Shares") are being sold by certain selling stockholders (the "Selling Stockholders") who will be receiving the Shares in exchange for their common shares of Global Accessories Limited, a United Kingdom corporation ("Global"), pursuant to a Share Sale and Purchase Option Agreement entered into among the Company, Global and the Selling Stockholders on November 20, 1996 (the "Purchase Agreement"). See "Selling Stockholders."

         It is anticipated that the Shares may be offered for sale by one or more of the Selling Stockholders in their discretion, on a delayed or continuous basis from time to time in transactions in the open market at prices prevailing at the time of sale on the Nasdaq National Market System, or in privately negotiated transactions. Such transactions may be effected directly by the Selling Stockholders, each acting as principal for their own account. Alternatively, such transactions may be effected through brokers, dealers or other agents designated from time to time by the Selling Stockholders and such brokers, dealers or other agents may receive compensation in the form of customary brokerage commissions or concessions from the Selling Stockholders or the purchasers of the Shares. The Selling Stockholders may also pledge Shares as collateral and such Shares could be resold pursuant to the terms of such pledges. The Selling Stockholders, brokers who execute orders on their behalf, and other persons who participate in the offering of the Shares on their behalf may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and a portion of the proceeds of sales and commissions or concessions therefor may be deemed underwriting compensation for purposes of the Securities Act of 1933, as amended (the "Securities Act"). The Company will not receive any part of the proceeds from the sale of Shares by the Selling Stockholders.

         SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF CERTAIN RISKS RELATED TO AN INVESTMENT IN THE COMMON STOCK.

         The Company will pay all costs and expenses incurred in connection with the registration of the Shares under the Securities Act, other than the costs of counsel for the Selling Stockholders. The Selling Stockholders will pay the costs of their counsel and any costs associated with any sales of Shares, including any discounts, commissions and applicable transfer taxes.

         The Common Stock is traded on the Nasdaq Stock Market under the symbol "VANS." On May 13, 1997, the last sale price for the Common Stock, as reported by Nasdaq, was $12.50.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================

                  The date of this Prospectus is May 14, 1997.

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form S-3 under the Securities Act relating to the Shares (the "Registration Statement"). This Prospectus does not contain all the information set forth in the Registration Statement. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Commission. For further information, reference is made to the Registration Statement, including the exhibits filed as a part thereof, and to such reports, proxy statements, information statements and other information, which may be obtained from the Commission at prescribed rates or may be inspected without charge and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549; at its Chicago Regional Offices, Northwestern Atrium Center, 500 West Madison Avenue, Suite 1400, Chicago Illinois 60661; and at its New York Regional Offices, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Additionally, since the Company is an electronic filer, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding the Company. The address of such web site is http://www.sec.gov. The reports, proxy statements, information statements and other information it files with the Commission are also filed with the National Association of Securities Dealers, Inc. and can be inspected at its facility at 1735 K Street, N.W., Washington, D.C. 20006.

    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; ADDITIONAL INFORMATION

         The following documents and information are incorporated by reference into this Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended May 31, 1996, and Amendment No. 1 on Form 10-K/A thereto; (ii) the Company's Quarterly Report on Form 10-Q for the period ended August 31, 1996;
(iii) the Company's Quarterly Report on Form 10-Q for the period ended November 30, 1996, and Amendment No. 1 on Form 10-Q/A thereto; and (iv) the Company's Quarterly Report on Form 10-Q for the period ended March 1, 1997. The description of the Common Stock is incorporated by reference from the Registration Statement of the Company on Form 8-A, dated July 12, 1991, filed pursuant to Section 12 of the Securities Exchange Act of 1934.

         All annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, definitive information in proxy statements and other reports filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all the securities offered by this Prospectus have been sold or which deregisters all the securities remaining unsold shall be deemed to be incorporated by reference into this Prospectus to be part hereof from the date of filing such documents. These documents are or will be available for inspection and copying at the locations identified above. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such request should be directed to Craig E. Gosselin, Vice President and General Counsel of the Company, telephone number
(562) 565-8267.

         No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities to which this Prospectus relates in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or since the date as of which information is set forth herein.

                                  THE COMPANY

         The Company is a branded manufacturer, wholesaler and retailer of high quality, stylish casual and active casual footwear and apparel, as well as performance footwear for enthusiast sports, snowboard boots and snowboard outerwear. Products are distributed through a network of independent and national retailers, international distributors for 65 countries, and 84 Company-owned stores and factory outlets. The Company was incorporated in Delaware in 1988 and its principal executive office is located at 15700 Shoemaker Avenue, Santa Fe Springs, California 90670. Its telephone number is
(562) 565-8267.

                                  RISK FACTORS

         The securities offered hereby involve certain risks. Each prospective investor should carefully consider, along with the other matters referred to herein, the following factors in evaluating an investment in the securities offered hereby.

                 CHANGES IN FASHION TRENDS

                 The Company's success is largely dependent on its ability to anticipate the rapidly changing fashion tastes of its customers and to provide merchandise that appeals to their preferences in a timely manner. There can be no assurance that the Company will respond in a timely manner to changes in consumer preferences or that the Company will successfully introduce new models and styles of footwear and apparel. Achieving market acceptance for new products may also require substantial marketing and product development efforts and the expenditure of significant funds to create consumer demand. Decisions with respect to product designs often need to be made several months in advance of the time when consumer acceptance can de determined. As a result, the Company's failure to anticipate, identify or react appropriately to changes in styles and features could lead to, among other things, excess inventories and higher markdowns, lower gross margins due to the necessity of providing discounts to retailers, as well as the inability to sell such products through Company-owned retail and factory outlet stores. Conversely, failure by the Company to anticipate consumer demand could result in inventory shortages, which can adversely affect the timing of shipments to customers, negatively impacting retailer and distributor relationships and diminishing brand loyalty. The failure to introduce new products that gain market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations, and could adversely affect the image of the VANS brand name.

                 In response to consumer demand, the Company also uses certain specialized fabrics in its footwear and apparel. The failure of footwear or apparel using such fabrics to perform to customer satisfaction could result in a higher rate of customer returns and could adversely affect the image of the VANS brand name, which could have a material adverse effect on the Company's business and results of operations.

                 COMPETITION

                 Footwear Industry. The athletic and casual footwear industry is highly competitive. The Company competes with a number of domestic and foreign manufacturers of footwear. Many of the Company's competitors, such as Nike, Inc., Reebok International Ltd., adidas AG and Fila Holding SpA, have significantly greater financial resources than the Company, have more comprehensive lines of product offerings, compete with the Company in the Far East for manufacturing sources and spend substantially more on product advertising than the Company. In addition, the general availability of offshore shoe manufacturing capacity allows for rapid expansion by competitors and new entrants in the footwear market. In addition, in the casual footwear market, the Company competes with a number of companies, such as Airwalk, Converse Inc. and Stride Rite Corporation (Keds), many of which may have significantly greater financial and other resources than the Company.

                 Snowboard Boot Industry. Although the Company has experienced substantial growth in sales of its line of snowboard boots, and is now one of the three industry leaders, it faces significant competition, most notably from Airwalk and Burton Snowboards, Inc., the other two industry leaders. The Company also anticipates that several large, well-known companies, such as Nike, Inc., Fila SpA, Tommy Hilfiger and Nautica will enter the snowboard boot industry in the near future. These companies are much larger and have greater financial resources than the Company, and have significant brand recognition.

                Snowboarding is a relatively new sport and there can be no assurance that it will continue to grow at the rate experienced in recent years, or that its popularity will not decline. Moreover, the market for snowboards is characterized by image-conscious consumers. The failure by the Company to accurately predict and target future trends or to maintain its progressive image could have a material adverse effect on its snowboard boot sales. The Company believes that its future success in the snowboard boot market will depend, in part, on its ability to introduce innovative, well-received products, and there can be no assurance that it will do so.

                 Apparel Industry. The Company is a new entrant in the apparel business. The apparel industry is highly competitive and fragmented, and many of the Company's competitors have significantly greater financial resources than the Company and spend substantially more on product advertising than the Company. Additionally, the apparel industry is particularly dependent on changes in fashion, which will require the Company to devote substantial resources to responding to changes in consumer preferences in a timely manner. See "--Changes in Fashion Trends."

                 DEPENDENCE ON FOREIGN MANUFACTURERS

                 Approximately 76% of the Company's shoes and 100% of the Company's snowboard boots sold during fiscal 1996 were manufactured by independent suppliers located in South Korea. The Company has increased its reliance on offshore manufacturers by commencing sourcing of footwear and apparel in the Peoples Republic of China, India and Israel and anticipates that it will begin sourcing some footwear in Mexico in the near future and some apparel from other Far East countries, such as Thailand and Taiwan. The Company sources its foreign-produced products through its Hong Kong subsidiary, Vans Far East Limited ("VFEL"). VFEL does not have contracts with its foreign manufacturers. There can be no assurance that VFEL will not experience difficulties with such manufacturers, including reduction in the availability of production capacity, errors in complying with product specifications, inability to obtain sufficient raw materials, insufficient quality control, failure to meet production deadlines or increases in manufacturing costs. In addition, if VFEL's relationship with any of its manufacturers were to be interrupted or terminated, it would be required to locate alternative manufacturing sources. The establishment of new manufacturing relationships involves numerous uncertainties, and there can be no assurance that VFEL would be able to obtain alternative manufacturing sources on terms satisfactory to it. Should a change in its suppliers become necessary, VFEL would likely experience increased costs, as well as substantial disruption and resulting loss of sales. In addition, VFEL utilizes several international sourcing agents who assist it in selecting and overseeing third party manufacturers, ensuring quality, sourcing fabrics and monitoring quotas and other trade regulations. The loss or reduction in the level of services from such agents could significantly affect the ability of VFEL to efficiently source products from overseas, which could have a material adverse effect on VFEL's and the Company's business, financial condition and results of operations.

                 Foreign manufacturing is subject to a number of risks, including work stoppage, transportation delays and interruptions, political instability, foreign currency fluctuations, changing economic conditions, expropriation, nationalization, the imposition of tariffs, import and export controls and other non-tariff barriers (including quotas) and restrictions on the transfer of funds, environmental regulation and other changes in governmental policies. There can be no assurance that such factors will not materially adversely affect VFEL's and the Company's business, financial condition and results of operations.

                 All VANS products manufactured overseas and imported into the United States are subject to duties collected by the United States Customs Service. Customs information submitted by the Company is subject to review by the Customs Service. The Company is unable to predict whether additional United States Customs duties, quotas or other restrictions may be imposed on the importation of its products in the future. The enactment of any such duties, quotas or restrictions could result in increases in the cost of such products generally and might adversely affect the sales or profitability of the Company.

                 MANAGEMENT OF GROWTH

                 The Company intends to pursue an aggressive growth strategy through expanded marketing and promotion efforts, more frequent introductions of products, broader lines of casual and performance footwear and snowboard boots, as well as apparel and other accessories, and increased international market penetration. To the extent the Company is successful in increasing sales of its products, a significant strain may be placed on its financial, management and other resources. The Company's future performance will depend in part on its ability to manage change in its operations and will require the Company to attract, train, manage and retain management, sales, marketing and other key personnel. In addition, the Company's ability to manage its growth effectively will require it to continue to improve its operational and financial control systems and infrastructure and management information systems. There can be no assurance that the Company will be successful in such efforts, and the inability of the Company's management to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

                 SEASONALITY AND QUARTERLY FLUCTUATION

                 The footwear industry is characterized by significant seasonality of net sales and results of operations. Historically, the Company's business has been moderately seasonal, with the largest percentage of sales realized in the first and fourth fiscal quarters (March through August), the "Spring and Summer" and "Back to School" months. In addition, because snowboarding is a winter sport, sales of the Company's snowboard boots have historically been strongest in the first and second fiscal quarters. As the Company increases its international sales through VFEL and experiences changes in its product mix, it expects that its quarterly results will vary from historical trends. As a result of these and other factors, the Company anticipates that a higher portion of its overall fiscal year revenues will be recognized in the first fiscal quarter. Therefore, the results of operations of any quarter may not necessarily be indicative of the results that may be achieved for a full fiscal year or any future quarter. In addition to seasonal fluctuations, the Company's operating results fluctuate on a quarter-to-quarter basis as a result of holidays, weather and the timing of large shipments of footwear. The Company's operating margins also fluctuate according to product mix, cost of materials and the mix between wholesale and retail channels.
Given these factors, there can be no assurance that the Company's future results will be consistent with past results or the projections of securities analysts. Historically, the Company has shipped a large portion of its products late in the quarter. Consequently, the Company may not learn of sales shortfalls until late in any particular fiscal quarter, which could result in an immediate and adverse effect on the Company's business, financial condition and results of operations.

                 TRADE CREDIT RISK

                 The Company's results of operations are affected by the timely payment for products by its customers. Particularly as the Company increases sales to independent retailers, including snowboard boot retailers, the Company's bad debt risk may increase. Although the Company's bad debt expense has not been material to date, no assurance can be given that it will not increase relative to net sales in the future or that the Company's current reserves for bad debt will be adequate. Any significant increase in the Company's bad debt expense relative to net sales could adversely impact the Company's net income and cash flow, and could adversely affect the Company's ability to pay its obligations as they become due.

                 ECONOMIC CYCLICALITY

                 Certain economic conditions affect the level of consumer spending on the products offered by the Company, including, among other things, general business conditions, interest rates, taxation and consumer confidence in future economic conditions. The Company and the footwear and apparel industry in general are highly dependent on the economic environment and discretionary levels of consumer spending that affect not only the consumer, but also distributors and retailers of the Company's products. As a result, the Company's results of operations may be materially adversely affected by downward trends in the economy of the occurrence of events that adversely affect the economy in general. In addition, a significant portion of the Company's revenues come from sales in California, including sales through the Company's retail stores. A decline in the economic conditions in California could materially adversely affect the Company's business, financial condition and results of operations.

                 RELIANCE ON THIRD PARTY TECHNOLOGY

                 The Company currently licenses certain proprietary technology and the right to produce snowboard boots for a step-in-boot binding system from Switch Manufacturing ("Switch"). Such license expires on December 31, 1997 and is non-exclusive, except that Switch may not enter into license agreements with the two snowboard boot market leaders measured by sales in 1994. The loss of the Switch license, failure by Switch to renew such license or the termination of the Company's limited exclusivity could adversely impact the Company's competitive position in the snowboard boot market. In addition, failure by Switch to receive a patent on its binding system, or patent litigation regarding such system, could significantly reduce the value to the Company of its relationship with Switch. In that regard, the Company has been advised that Switch has been sued for patent infringement by Mark Raines, Gregory Deeney and Preston Binding Company ("Preston"), a division of Ride, Inc. ("Ride"). The suit alleges that the Switch binding system infringes the patent of a binding system developed by Messrs. Raines and Deeney which was subsequently assigned to Preston. Switch has responded to the suit by filing an answer denying such allegations and a complaint against Preston and Ride seeking a declaratory judgment of patent non-infringement and damages for alleged bad faith allegations of patent infringement. The parties are currently conducting discovery in this matter.

                 Additionally, the Company has been advised by Switch that K2 Corporation ("K2") has notified Switch that, in its opinion, Switch's binding system infringes certain allowed claims in a U.S. patent application filed by K2. To the Company's knowledge, no litigation has commenced in this matter.

                 The Company has not been named as a defendant in the Preston suit or threatened with litigation in either of the foregoing matters; however, there can be no assurance that the Company will not be named in the Preston suit or any potential litigation which might arise between Switch and K2, and there can be no assurance as to the outcome of the litigation between Switch and Preston and Ride or any potential litigation between Switch and K2. In the event Switch is found liable in the Preston suit or in any suit that may be filed by K2, the Company may be unable to use the Switch step-in boot binding system, which could adversely impact the Company's competitive position in the snowboard boot market.

                 PRODUCT LIABILITY

                 The Company's snowboard boots are often used in relatively high-risk recreational settings. Consequently, the Company is exposed to the risk of product liability claims in the event that a user of such boots is injured in connection with such use. In many cases, users of the Company's boots may engage in imprudent or even reckless behavior while using such products, thereby increasing the risk of injury. The Company maintains general liability insurance (which includes product liability coverage) and excess liability insurance coverage in an amount the Company believes to be sufficient. However, there can be no assurance that such coverage will be sufficient, will continue to be available on acceptable terms, will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage, or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co- insurance requirements, could have a material adverse effect on the Company's financial condition and results of operations.

                 VOLATILITY OF STOCK PRICE

                 The market price of the Common Stock has fluctuated substantially since the Company's initial public offering in August 1991.
There can be no assurance that the market price of the Common Stock will not continue to fluctuate significantly. Future announcements concerning the Company or its competitors, quarterly variations in operating results, the introduction of new products or changes in product pricing policies by the Company or its competitors, weather patterns that may be perceived to affect the demand for the Company's products, changes in earnings estimates by analysts or changes in accounting policies, among other factors, could cause the market price of the Common Stock to fluctuate substantially. In addition, stock markets have experienced extreme price and volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many smaller public companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations could adversely affect the market price of the Common Stock.

    INTERNATIONAL BUSINESS OPERATIONS; RISK OF FOREIGN CURRENCY FLUCTUATIONS

                 The Company has recently begun to do business directly in the United Kingdom, through a subsidiary, and in Mexico, Brazil and Argentina as part of a joint venture. The Company may experience certain risks of doing business directly in these countries including, but not limited to, managing operations effectively and efficiently from a far distance and understanding and complying with local laws, regulations and customs. Additionally, these entities may, from time to time, collect payments in the customers' local currencies and purchase raw materials or product in currencies other than U.S. dollars. Accordingly, the Company is exposed to transaction gains and losses that could result from changes in foreign currency exchange rates. When considered appropriate, management may purchase financial instruments, primarily forward exchange contracts, to reduce its exposure to these exchange rate fluctuations.

                 ACQUISITION-RELATED RISKS

                 From time to time, the Company evaluates and considers the acquisition of businesses involved in activities or with product lines that are compatible to those of the Company. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns, risks associated with entering markets or conducting operations with which the Company has no or limited direct prior experience, and the potential loss of key employees of the acquired company. Moreover, there can be no assurance that the anticipated benefits of an acquisition will be realized. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangibles assets, all of which could materially adversely affect the Company's business, financial condition, results of operations or stock price.

                                USE OF PROCEEDS

                 The Company will not receive any of the proceeds from the reoffer and resale of the Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS
         The following table sets forth, as of May 14, 1997, (i) the number of Shares to be beneficially owned by each Selling Stockholder, (ii) the number of shares to be offered by each Selling Stockholder, and (iii) the number of shares of Common Stock to be beneficially owned by each Selling Stockholder after the completion of the offering. Except as disclosed in the footnote to the following table, no Selling Stockholder has held any position, office or had any other material relationship with the Company, its predecessors or affiliates for the past three years. To the knowledge of the Company, and except as disclosed in the table below, the Selling Stockholders did not own, or have any rights to acquire, any other shares of Common Stock as of the date of this Prospectus.

                         Number of Shares
Selling Stockholder/     beneficially owned          Number of Shares                 Number of Shares of
Position with Company    prior to the offering(1)    to be offered for resale(1)      class owned after sale
---------------------    ------------------------    ---------------------------      ----------------------
Carolyn Barshall                90,000                        90,000                           -0-

Pailex Securities              160,000                       160,000                           -0-
  International Inc.

_________________________________

(1) Pursuant to the Purchase Agreement, during a 60-day period after the end of Global's fiscal year in 1997, 1998, 1999, 2000 and 2001 (the "Buy-Out Period"), the Selling Stockholders will have the irrevocable right to sell, and the Company will have the irrevocable right to buy, certain percentages (the "Buy -Out Percentages") of the common shares of Global beneficially owned by the Selling Stockholders (the "Global Shares"). The number of Shares issuable in exchange for the Global Shares will be determined by multiplying the applicable Buy-Out Percentages by the product of (i) the net profits of Global for a particular fiscal year and (ii) an agreed-to multiple, and dividing the aggregate product by the average closing ask price of the Common Stock during the 20 business days prior to the date of determination, as reported on the Nasdaq Stock Market. Based on the Company's internal projections, it is currently estimated that an aggregate of approximately 250,000 Shares will be issued to the Selling Stockholders during the first year of the Buy-Out Period.

                                 LEGAL MATTERS

         The legality of the Shares offered hereby has been passed upon for the Company by Craig E. Gosselin, Vice President and General Counsel of the Company. Mr. Gosselin owns options to acquire 39,773 shares of Common Stock.

                              PLAN OF DISTRIBUTION

         This offering is self-underwritten; neither the Company nor the Selling Stockholders have employed an underwriter for the sales of Shares by the Selling Stockholders. The Company will bear all expenses in connection with the preparation of this Prospectus, other then the expense of counsel for the Selling Stockholders. The Selling Stockholders will bear all the costs of their own counsel and all expenses associated with the sale of the Shares.

         Subject to the foregoing, the Shares may be offered for the account of the Selling Stockholders from time to time in the over-the counter market or in negotiated transactions, at fixed prices which may be changed or at privately negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Any broker-dealer acquiring Shares from the Selling Stockholders may sell the Shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing in the over-the-counter market or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The Selling Stockholders and any broker-dealers that act in connection with the sale of the Common Stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the Selling Stockholders and applicable transfer taxes, are payable by the Selling Stockholders.

                                    EXPERTS

         The consolidated financial statements and schedule of the Company as of May 31, 1996 and 1995, and for each of the years in the three- year period ended May 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                    ________________________________________

===============================================================

                     TABLE OF CONTENTS

                                                           Page
                                                           ----
Available Information..................................     2

Incorporation of Certain Documents by
  Reference; Additional Information....................     2

The Company............................................     3

Risk Factors...........................................     3

Selling Stockholders...................................     7

Legal Matters..........................................     7

Plan of Distribution...................................     8

Experts................................................     8

=============================================================



                                   VANS, INC.
                               250,000 Shares of
                                  Common Stock



                              -------------------
                                   PROSPECTUS
                              -------------------


                                  May 14, 1997

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a list of estimated expenses in connection with the distribution of the securities being registered:

SEC Registration Fee  . . . . . . . . . . . . . . . . . .    $   956.25
Accounting Fees and Expenses  . . . . . . . . . . . . . .      5,000.00
Legal Counsel for Selling Stockholders  . . . . . . . . .      2,500.00*
Miscellaneous Expenses  . . . . . . . . . . . . . . . . .      1,543.75
                                                             ----------
Total . . . . . . . . . . . . . . . . . . . . . . . . . .    $10,000.00
                                                             ==========

-----------
* To be borne by the Selling Stockholders

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Restated Bylaws, as amended, provide that the Registrant will indemnify its directors and executive officers and may indemnify other officers to the full extent permitted by law. The Registrant believes that indemnification under its Restated Bylaws covers at least negligence and gross negligence by directors and officers, and requires the Registrant to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the officer or director to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The Restated Bylaws further provide that rights conferred under such Bylaws shall not be deemed to be exclusive of any other right such persons may have or acquire under any statute, provision of any Certificate of Incorporation, Bylaw, agreement, or vote of stockholders or disinterested directors, or otherwise.

         In addition, the Registrant's Restated Certificate of Incorporation (the "Certificate") provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. This provision does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has also entered into indemnity agreements with each of its directors and officers indemnifying them to the fullest extent permitted by the foregoing. The indemnification provisions discussed above and the indemnity agreements entered into between the Registrant and its directors and officers may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act. The Registrant has also purchased directors' and officers' insurance. The policy generally covers claims made during the policy term against any director or officer of the Registrant for any actual or alleged act, error, omission, misstatement, misleading statement, neglect or breach of duty by the director or officer, subject to certain exclusions. The assets of the Registrant will not be used to indemnify its directors and officers to the extent any underlying claim that creates an indemnification obligation is covered by the Registrant's current directors' and officers' insurance policy and any renewals or replacements of such policies.

ITEM 16.         EXHIBITS

                 2.1      Share Sale and Purchase and Option Agreement, dated November 20, 1996, among the Company, Global, and the shareholders of Global, filed as
                          Exhibit 2.1 to the Company's Form 8-K, dated November 20, 1996, and incorporated herein by this reference

                 5.       Opinion of Craig E. Gosselin, Esq.

                 23.1     Consent of Craig E. Gosselin, Esq. is included in his opinion filed as
                          Exhibit 5

                 23.2     Consent of KPMG Peat Marwick LLP

                 24.      Powers of Attorney (included on the signature page).

ITEM 17.         UNDERTAKINGS

                 The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; to include any prospectus required by Section 10(a)(3) of the Securities Act; to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (4) That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered under this Registration Statement, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Fe Springs, State of California, on May 14, 1997.


                                                    VANS, INC.
                                           ----------------------------------
                                                   (Registrant)


                                           By:/s/ Gary H. Schoenfeld
                                              Gary H. Schoenfeld
                                              President and
                                              Chief Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, each officer and director whose signature appears below, hereby authorizes, constitutes and appoints Gary H. Schoenfeld and Craig E. Gosselin and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all post-effective amendments to this Registration Statement, to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact deem appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

         Signature                         Title                             Date
         ---------                         -----                             ----
/s/Walter E. Schoenfeld           Chairman of the Board                      May 14, 1997
--------------------------        and Director
Walter E. Schoenfeld

/s/Gary H. Schoenfeld             President, Chief Executive                 May 14, 1997
--------------------------        Officer and Director
Gary H. Schoenfeld                (Principal Executive Officer)

/s/George E. McCown               Director                                   May 14, 1997
--------------------------
George E. McCown

/s/David E. De Leeuw              Director                                   May 14, 1997
--------------------------
David E. De Leeuw

/s/Kyle B. Wescoat                Vice President and Chief Financial         May 14, 1997
--------------------------        Officer (Principal Financial and
Kyle B. Wescoat                   Accounting Officer)

/s/Philip H. Schaff, Jr.          Director                                   May 14, 1997
--------------------------
Philip H. Schaff, Jr.

/s/Wilbur J. Fix                  Director                                   May 14, 1997
--------------------------
Wilbur J. Fix

/s/James R. Sulat                 Director                                   May 14, 1997
--------------------------
James R. Sulat

/s/Kathleen M. Gardarian          Director                                   May 14, 1997
--------------------------
Kathleen M. Gardarian

/s/Lisa M. Douglas                Director                                   May 14, 1997
--------------------------
Lisa M. Douglas

                                 EXHIBIT INDEX


         Document                                                                   Page No.
         --------                                                                   --------
2.1      Share Sale and Purchase and Option Agreement, dated November 20, 1996, among the Company, Global, and the shareholders of Global, files as
         Exhibit 2.1 to the Company's Form 8-K, dated November 20, 1996, and incorporated herein by this reference

5.       Opinion of Craig E. Gosselin, Esq.

23.1     Consent of Craig E. Gosselin, Esq. is included in his opinion filed as
         Exhibit 5

23.2     Consent of KPMG Peat Marwick LLP

24.      Powers of Attorney (included on the signature page).